EXHIBIT 10.2

Veeco Instruments Inc.

1 Terminal Drive

Plainview, New York 11803 U.S.A.

Phone (516) 677-0200

Fax (516) 677-0380

www.veeco.com

August 29, 2018

William J. Miller, Ph.D

Dear Bill:

Further to your discussion with the Board of Directors of Veeco Instruments Inc. (the “Company” or “Veeco”), this letter will confirm your appointment to the position of Chief Executive Officer and as a member of the Board of Directors of the Company. Upon your acceptance, the effective date of your appointment shall be October 1, 2018 (“Effective Date”). The terms of your employment as Chief Executive Officer are set forth in Exhibit A hereto attached (the “Employment Terms”).

This letter, including the Employment Terms, constitutes the sole and complete agreement between the Company and you with respect to the subject matter herein and supersedes all other agreements, both oral and written, between the Company or any of its subsidiaries and you, to the extent inconsistent with this letter and the attached Employment Terms.

This letter and the terms and conditions hereof are to be construed, governed and interpreted in accordance with the laws of the State of New York, without giving effect to its conflict of law principles.

This letter is not a contract of employment and does not provide any rights regarding your continued employment with Veeco.  Your employment with Veeco will continue on an “at will” basis.  This means that the employment relationship is non-contractual, for no fixed period and terminable at any time by either you or the Company.  In addition, no subsequent oral or written agreements on this subject shall be valid unless they are in writing and signed by an authorized representative of Veeco.

Two copies of this letter are enclosed. Please sign and return a copy and let me know if you have any questions about this letter or the terms of your appointment.

Bill, I’d like to personally congratulate you and wish you much success in your new role at Veeco.

Sincerely,

/s/ Gordon Hunter
Gordon Hunter
Compensation Committee Chairman

ACCEPTED AND AGREED:

/s/ William J. Miller
William J. Miller
Date: August 29, 2018

Exhibit A

Executive Compensation Term Sheet

William J. Miller (the “Executive”)

($000)

Description
Title	Chief Executive Officer; will also be named to the Board of Directors
Effective Date	October 1, 2018
Base Salary	$575
Annual Bonus Opportunity	110% of Base Salary / $633(1)
Promotion Equity Award

$2,500 to be granted at the Effective Date on the following terms:

•                  $2,000 granted as PRSUs subject to the Company’s 3-year TSR vs. the 3-year TSR of the Russell 2000; see grant agreement for specific terms and conditions

•                  $500 granted as time-based restricted stock subject to 4-year vesting (25% / year)

2019 Annual Equity Award

$1,500 to be granted in conjunction with 2019 annual award program:

•                  Not less than 51% to be performance-based restricted stock units

•                  Balance to be granted as time-based restricted stock subject to ratable 4-year vesting

Stock Ownership Requirement	• 4x Base Salary • Executive shall have, in accordance with the Company’s Stock Ownership policy, five years to achieve compliance with the requirement.
Employee Benefits Plans and Perquisites	• Will continue to participate in all employee benefit plans. • Car allowance to continue at $8.4.
Change in Control Benefits

Covered by Veeco Instruments Inc. Sr. Executive Change in Control Policy with the following amendments applicable to Executive:

•                  The definition of Good Reason set forth in Section 2 shall be expanded to include an involuntary diminution in the executive’s position, title, responsibilities, authority or reporting responsibilities.

•                  The multiplier set forth in Section 4(b)(ii) shall be increased from 1.5 to 2.0.

Non-Change-in-Control Severance Benefits

•                  Applicable in the event of Executive’s termination by the Company other than for Cause or resignation for Good Reason and conditioned on the receipt of a general release of claims satisfactory to the Company.

•                  Good Reason Definition

•                  Significant and involuntary reduction in base salary and/or the total benefits available under cash or stock incentives or other employee benefit plans(2)

•                  Involuntary relocation of principal place of work by more than 50 miles

•                  If not appointed to the Board within thirty (30) days of his assignment or if he thereafter involuntarily ceases to be a member of the Board

•                  Any involuntary diminution in the executive’s position, title, responsibilities, authority or reporting responsibilities.

•                  Twenty four (24) months of salary continuation paid as severance

•                  Pro-rata bonus for year of termination based on actual company and individual performance through end of the year. Payment, if any, would be made at same time bonus payments are made to other employees.

•                  Up to 18 months of subsidized COBRA

•                  Outstanding equity to vest immediately or, in the case of PRSU awards, after first being earned. Stock options to remain exercisable for the shorter of 24 months or the original term of the option.

(1)  2018 Bonus to be prorated based on the effective date of new assignment

(2)  Excludes base salary or other reductions made in connection with a reduction program affecting similarly situated employees.